Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of Northern Power Systems Corp. of our report, dated April 14, 2014, except for the caption “Liquidity” in Note 1 and the fourth paragraph of Note 18, which are as of September 3, 2014, on our audits of the consolidated financial statements and financial statement schedule of Northern Power Systems Corp. (formerly known as Wind Power Holdings, Inc.) and Subsidiaries as of December 31, 2013 and 2012 and for the years then ended. We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP

Hartford, Connecticut

January 5, 2015